                                                                EXHIBIT 5







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ITT HARTFORD                                 ITT HARTFORD LIFE INSURANCE
COMPANIES

                KEN A. MCCULLUM, FSA, MAAA        200 Hopmeadow Street
                Assistant Vice President          Simsbury, CT  06089
                Individual Life Product           Mailing Address: P.O. Box
                Development                       2999
                                                  Hartford, CT  06104-2999
                                                  Telephone (860) 843-3169
                                                  Fax (860) 843-5859

April 1, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir:

This opinion is furnished in connection with the Form S-6 Registration Statement under the Securities Act of 1933, as amended ("Securities Act"), of a certain last survivor flexible premium variable life insurance policy (the "Policy") that will be offered and sold by ITT Hartford Life and Annuity Insurance Company and certain units of interest to be issued in connection with the Policy.

The hypothetical illustrations of the Policy used in this Form S-6 Registration Statement accurately reflect reasonable estimates of projected performance of the Policy under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Form S-6 Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus included as a part of such Form S-6 Registration Statement.

Very truly yours,

/s/ Ken A. McCullum

Ken A. McCullum, FSA, MAAA
Director Individual Life
Product Development

IHLA/Stag VL II